Exhibit 1


                          ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

                              FINANCIAL STATEMENTS
                                      AND
                             SUPPLEMENTAL SCHEDULE

                 For the Years Ended December 31, 2008 and 2007

                                      with
             Reports of Independent Registered Public Accounting Firms

                          ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

                                TABLE OF CONTENTS

                           December 31, 2008 AND 2007

--------------------------------------------------------------------------------


Reports of Independent Registered Public Accounting Firms......................1

Statements of Net Assets Available for Benefits................................3

Statement of Changes in Net Assets Available for Benefits......................4

Notes to Financial Statements..................................................5

Supplemental Schedule:

     Schedule H, Line 4j:  Schedule of Assets (Held at End of Year)...........18

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Plan Administrator
Atlantic American Corporation 401(k) Retirement Savings Plan
Atlanta, Georgia

We have audited the accompanying statement of net assets available for benefits of the Atlantic American Corporation 401(k) Retirement Savings Plan (the "Plan") as of December 31, 2008, and the related statement of changes in net assets available for benefits for the year then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2008, and the changes in net assets available for benefits for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Our audit was performed for the purpose of forming opinions on the basic financial statements taken as a whole. The accompanying supplemental schedule of assets (held at end of year) as of December 31, 2008 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.



BDO SEIDMAN LLP
Atlanta, Georgia
June 29, 2009

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Plan Administrator and Plan Participants
Atlantic American Corporation 401(k) Retirement Savings Plan:

We have audited the accompanying statement of net assets available for benefits of the Atlantic American Corporation 401(k) Retirement Savings Plan as of December 31, 2007. This financial statement is the responsibility of the Plan's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the net assets available for benefits of the Atlantic American Corporation 401(k) Retirement Savings Plan as of December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.


GIFFORD, HILLEGASS & INGWERSEN LLP
Atlanta, Georgia
June 19, 2008
                                       2

                          ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

                 STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

                           December 31, 2008 and 2007

--------------------------------------------------------------------------------




                                                 2008                2007
                                          ------------------  ------------------

Cash                                        $              3  $                -
Investments, at fair value (Note 3)
     Common/collective trusts                        846,734           1,418,329
     Employer securities                             394,959             644,605
     Registered investment companies               4,499,866          10,033,157
     Participant loans                               123,689              69,535
                                           -----------------  ------------------

NET ASSETS AVAILABLE FOR BENEFITS           $      5,865,251  $       12,165,626
                                           ==================  =================






   The accompanying notes are an integral part of these financial statements.

                          ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

            STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

                      For the Year Ended December 31, 2008

--------------------------------------------------------------------------------

Additions to Net Assets
  Contributions:
         Participants                                          $         577,820
         Company                                                         232,320
                                                               -----------------

              TOTAL CONTRIBUTIONS                                        810,140

     Interest and dividend income                                        169,030

     Net (depreciation) in fair market value of investments (Note 3) (3,765,525)
                                                               -----------------

              TOTAL DEDUCTIONS TO NET ASSETS                         (2,786,355)
                                                               -----------------
Deductions from Net Assets
     Benefit payments to participants                                  3,472,202
     Fees                                                                 41,818
                                                               -----------------

              TOTAL DEDUCTIONS                                         3,514,020
                                                               -----------------

Net (Decrease)                                                       (6,300,375)


Net Assets Available for Benefits at Beginning of Year                12,165,626
                                                               -----------------

Net Assets Available for Benefits at End of Year               $       5,865,251
                                                               =================





   The accompanying notes are an integral part of these financial statements.

                          ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 2008 and 2007

NOTE 1-DESCRIPTION OF THE PLAN

The following description of the Atlantic American Corporation 401(k) Retirement Savings Plan (the "Plan") provides only general information. Participating members ("Participants") should refer to the Plan document for a more complete description of the Plan's provisions. Information with regard to eligibility, contributions, distributions, vesting, withdrawals, restoration, loans, fund redistribution, and definitions of all terms are contained in that document.

General: The Plan is a defined contribution plan available to all U.S. employees of Atlantic American Corporation (the "Company"). All employees of the Company, except collective bargaining employees, nonresident aliens, and leased employees are eligible to participate and are automatically enrolled, effective on the date of employment. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended.

Participating Companies: As of December 31, 2008, the Company owned three insurance subsidiaries, Bankers Fidelity Life Insurance Company ("Bankers Fidelity"), American Southern Insurance Company and its wholly owned subsidiary, American Safety Insurance Company (together known as "American Southern"), in addition to one non-insurance company, Self Insurance Administrators, Inc. ("SIA, Inc."). All four of these subsidiaries were eligible to participate in the Plan in 2008. Prior to July 1, 2008, the employees of American Southern did not participate in the Plan. In addition, on December 26, 2007, the Company entered into a stock purchase agreement providing for the sale of all of the outstanding shares of stock of Association Casualty Insurance Company and Association Risk Management General Agency, Inc., (together known as "Association Casualty") and Georgia Casualty & Surety Company ("Georgia Casualty") to Columbia Mutual Insurance Company. The Company completed this sale on March 31, 2008. Accordingly, as of March 31, 2008, the participating employees of Association Casualty and Georgia Casualty were no longer eligible to make contributions to the Plan and those participating employees became fully vested in their accounts.

Plan Administration: As of December 3, 2007, Wachovia Bank, National Association (the "Trustee") became the Trustee of the Plan and has custodial responsibility for the Plan's assets, including the authority and power to, among other things, invest the principal and income of the Plan's assets. Prior thereto, the Trustee of the Plan was Merrill Lynch Trust Company FSB.

                          ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 2008 and 2007



NOTE 1--DESCRIPTION OF THE PLAN--Continued

Contributions: Eligible employees automatically become a participant and are automatically enrolled into the Plan at a 3% deferral rate on their date of hire. At any time, a participant may stop his or her contribution or change his or her deferral percentage in 1% increments up to 50% of his or her annual compensation, as defined by the Plan, subject to certain limitations under the Internal Revenue Code (the "Code"), and elect to contribute into any of the investment funds offered by the Plan. Participant pre-tax limitations were limited to $15,500 for both 2008 and 2007.

Participants may also contribute amounts representing distributions from other qualified benefit plans. These contributions, if any, are classified as rollover contributions in the statement of changes in net assets available for benefits. Participants who have attained age 50 before the end of the Plan year are eligible to make catch-up contributions to the Plan. The maximum individual catch-up contribution amount was $5,000 for both 2008 and 2007.

The Company provides a matching contribution equal to a certain percentage of each participant's contributions. For the years ended December 31, 2008 and 2007, the Company's matching contribution equaled 50% of each participant's tax deferred contribution up to 6% of eligible compensation. All Company matching contributions prior to July 1, 2008 are in Company common stock. Subsequent thereto and prior to January 1, 2009, Company matching contributions were in either Company common stock or cash depending on the participating company. The Company may also elect to make additional discretionary matching and/or profit sharing contributions.

Vesting: Participants are always fully vested in their own contributions. Each participant becomes vested in the Company contributions based on years of continuous service. The vesting percentage for the Company matching contributions are as follows:

 Years of service:
         Less than one                                          0%
         One                                                   20%
         Two                                                   40%
         Three                                                 60%
         Four                                                  80%
         Five                                                 100%

In addition, participants become fully vested upon retirement, death, or disability.

                          ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 2008 and 2007



NOTE 1--DESCRIPTION OF THE PLAN--Continued


Benefits: Upon termination of service due to death, disability, retirement, or separation from service, a participant or his or her beneficiary with a vested balance greater than $5,000 may elect to receive an amount equal to the value of the participant's vested interest in his or her account. The form of payment, selected by the participant or his or her beneficiary, is either a lump-sum distribution, an annuity to be paid in monthly installments over a fixed number of years, or a direct rollover into a qualified retirement plan or individual retirement account. Terminated participants with a vested balance less than $5,000 are automatically distributed after termination.

Participant Accounts: Individual accounts are maintained for each of the Plan's participants and reflect the participant's contributions, employer contributions, and the participant's share of the Plan's investment income
(loss). Allocations of income (loss) are based on the proportion that each participant's account balance bears to the total of all participant account balances and their investment elections.

Investment Options: Participants may direct their contributions and any related earnings into several investment options in 1% increments. Participants may change their investment elections at any time. The participants in the Plan can invest in any of the following investment options:


     o The Company offers a Wachovia managed account which may invest in other investment alternatives not offered to all participants. Anyone selecting such option pays an incremental participant fee of 50 basis points. Investments currently include: Alger Small Cap Growth Fund; Dreyfus Premier Small Cap Equity Fund; Evergreen International Bond Fund; Evergreen Select Strategic Growth Fund; Evergreen International Equity Fund; Goldman Sachs Large Value Fund; JP Morgan High Yield Fund; Lazard Emerging Markets Fund; PIMCO High Yield Fund; T. Rowe Price Equity Income Fund; T. Rowe Price Growth Fund and T. Rowe Price Real Estate Fund.

     o Wachovia Diversified Stable Value Fund - seeks to provide rates of return greater than three-month Treasury bills while maintaining a relatively stable principal value.

     o Fidelity Puritan Fund - seeks income and capital growth consistent with reasonable risk. The fund invests 60% of assets in stocks and other equity securities and the remainder in bonds and other debt securities, including lower-quality debt securities, when its outlook is neutral. It invests at least 25% of total assets in fixed-income senior securities (including debt securities and preferred stock). The fund also invests in domestic and foreign issuers and in Fidelity's central funds.

                          ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 2008 and 2007



NOTE 1--DESCRIPTION OF THE PLAN--Continued

     o AllianceBernstein Retirement Strategy Funds - seeks the highest total return over time consistent with asset mix. The funds invest in a combination of portfolios of the AllianceBernstein pooling portfolios representing a variety of asset classes and investment styles. The asset mix becomes more conservative each year until reaching the year approximately fifteen years after the target year, at which time the asset allocation mix will become static. The static allocation of the asset mix is 27.5% short-duration bonds, 37.5% fixed-income securities and 35% equities.

     o Allianz NFJ Dividend Value Fund - seeks to provide long-term growth of capital and income. The fund normally invests at least 80% of net assets in equity securities that pay or are expected to pay dividends. The fund invests a significant portion of assets in common stocks of companies with market capitalizations greater than $2 billion. It may also invest a portion of assets in non-U.S. securities, including emerging market securities.

     o Enhanced Stock Market Fund of Wachovia - seeks to provide a total rate of return equal to or exceeding that of the S&P 500 market index.

     o T. Rowe Price Blue Chip Growth Fund - seeks long-term growth of capital; income is secondary. The fund will normally invest at least 80% of assets in the common stocks of large and medium-sized blue chip growth companies. These are firms that are well established in their industries and have the potential for above-average earnings growth. It focuses on companies with leading market position, seasoned management and strong financial fundamentals. While the fund invests most assets in U.S. common stocks, it may also purchase other securities including foreign stocks, futures and options.

     o Columbia Mid Cap Value Fund - seeks to provide long-term growth of capital. The fund normally invests at least 80% of assets in equity securities of U.S. companies whose market capitalizations are within the range of the companies within the Russell MidCap Value Index and that are believed to have the potential for long-term growth of capital.

     o Vanguard Midcap Index Fund - seeks to trace the performance of a benchmark index that measures the investment return of mid-capitalization stocks. The fund employs a passive management investment approach designed to track the performance of the MSCI US Mid Cap 450 index, a broadly diversified index of the stocks of medium-size U.S. companies. It attempts to replicate the target index by investing all, or substantially all, of assets in the stocks that make up the index, holding each stock in approximately the same proportion as its weighting in the index.

                          ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 2008 and 2007


NOTE 1-DESCRIPTION OF THE PLAN-Continued

     o AIM Dynamics Fund - seeks long-term capital growth. The fund normally invests at least 65% of assets in equity securities of mid-capitalization companies. These companies are included in the Russell MidCap Growth Index at the time of purchase. The fund may also invest in preferred stocks, convertible securities and bonds.

     o AllianceBernstein International Value Fund - seeks long-term growth of capital. The fund invests primarily in a diversified portfolio of equity securities of established companies selected from more than 40 industries and more than 40 developed and emerging market countries. It normally invests in companies in at least three countries other than the United States. These countries currently include the developed nations in Europe and the Far East, Canada, Australia and emerging countries worldwide.

     o PIMCO Total Return Fund - seeks maximum total return. The fund normally invests at least 65% of total assets in a diversified portfolio of fixed income instruments of varying maturities, which may be represented by forwards or derivatives such as options, futures contracts, or swap agreements. It may invest all assets in derivative instruments, such as options, futures contracts or swap agreements, or in mortgage - or asset-backed securities. The fund also invests up to 10% of total assets in preferred stocks.

     o Putnam International Capital Opportunities Fund - seeks long-term capital appreciation. The fund normally invests in common stocks of companies outside the United States that are believed to have favorable investment potential. It primarily invests in equities of small-to mid-capitalization issuers; however, it can invest in companies of any size. The fund may also invest in securities issued in both developed and emerging markets.

     o Oppenheimer Global Opportunities Fund - seeks capital appreciation, consistent with preservation of principal, while providing current income. The fund may invest in equities and fixed-income securities. It may invest without limit in foreign securities and normally maintains investments in at least three foreign countries. The fund may invest up to 25% of assets in bonds rated below investment-grade. It may invest up to 10% of assets in warrants or rights.

     o Columbia Small Cap Value Fund - seeks long-term growth of capital. The fund normally invests at least 80% of assets in equity securities of U.S. companies in the range as the Russell 2000 value index and that are believed to be undervalued and have the potential for long-term growth of capital. It may invest up to 20% of total assets in foreign securities.

                          ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 2008 and 2007



NOTE 1-DESCRIPTION OF THE PLAN-Continued


     o Vanguard Small Cap Index Fund - seeks to track the performance of a benchmark index that measures the investment return of small capitalization stocks. The fund employs a passive management investment approach designed to track the performance of the MSCI US Small Cap 1750 index, a broadly diversified index of the stocks of smaller U.S. companies. It attempts to replicate the target index by investing all, or substantially all, of assets in the stocks that make up the index, holding each stock in approximately the same proportion as its weighting in the index.

     o Baron Growth Fund - seeks capital appreciation. The fund invests primarily in common stocks of smaller growth companies selected for their capital appreciation potential. It considers a small-sized company as one having a market value of under $2.5 billion at the time of purchase. The management seeks to purchase securities that are expected to increase in value 100% in four years and then double again in the following four or five years.

     o Vanguard Total Bond Market Index Fund - seeks to track the performance of a broad, market-weighted bond index. The fund invests by sampling the index. It invests at least 80% of assets in bonds held in the index. The fund maintains a dollar-weighted average maturity consistent with that of the index, ranging between 5 and 10 years.

     o Atlantic American Corporation Common Stock Fund - is comprised of Atlantic American common stock and a small percentage of cash to allow for daily transfers in and out of the fund. Fund performance will differ from the actual performance of Atlantic American common stock because of the cash held in the fund for liquidity purposes.


Forfeitures: Amounts forfeited from non-vested accounts, if any, are used to reduce future employer contributions. There were no forfeitures used in 2008 to reduce employer contributions. At December 31, 2008, $46,426 was available to be used in the future.

Participant Loans: Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000 or 50% of their vested account balance. Participants may elect to have their loans disbursed from specific investment funds. Loan terms range from six months to five years or within a reasonable time if used for the purchase of a primary residence. The loans are secured by the vested value of the participants' account balances and bear interest at the prime rate of interest on the date of the loan plus 1%. Principal and interest are paid ratably through payroll deductions.

                         ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                            December 31, 2008 and 2007


NOTE 1-DESCRIPTION OF THE PLAN-Continued

Specified Hardship Withdrawals: Upon written application to the Trustee by a participant for a specified hardship withdrawal, the participant may withdraw from his or her fund accounts. Such withdrawal may be made only upon the express determination that it is necessary to prevent a severe financial hardship to such participant and specific to the following events: expenses for medical care; costs directly related to the purchase of a principal residence; payment of tuition and related educational fees; and to prevent eviction from a principal residence or foreclosure on the mortgage of a principle residence. A participant who has made a specified hardship withdrawal may include any amounts necessary to pay federal, state or local income taxes or penalties reasonably anticipated to result from the distribution; shall make no more than one withdrawal during any calendar quarter; and shall incur a mandatory suspension of all contributions for twelve months after such withdrawal.

Administrative Expenses: The Company pays certain administrative expenses of the Plan. Trustee fees are paid by the Plan. Fees resulting from individual participant transactions, such as loan origination and benefit payments, or certain investment elections, are paid by the participant and are included in the fee amount on the statement of changes in net assets available for benefits.

NOTE 2-ACCOUNTING POLICIES

Use of Estimates and Basis of Accounting: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates that affect the financial statements and accompanying notes. Actual results could differ from those estimates.

As described in Financial Accounting Standards Board Staff Position (FSP) AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans (the FSP), investment contracts held by a defined contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the plan. The Plan invests in investment contracts through a collective trust. The fair value of the collective trusts approximates contract value as of December 31, 2008 and 2007.

                         ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                            December 31, 2008 and 2007


NOTE 2-ACCOUNTING POLICIES-Continued

Investment Valuation and Income Recognition: The Plan's investments are stated at fair value. Where available, quoted market prices are used to value investments. Shares of registered investment companies are valued at the net asset value of shares held by the Plan at year-end. Participant loans are valued at their outstanding balances, which approximate fair value. The Plan's interest in the common/collective trusts is valued based on information reported by the investment advisor using the audited financial statements of the trusts at year-end.

Purchases and sales of securities are recorded on a trade date basis. Dividends are recorded on the ex-dividend date. Interest income is recorded on an accrual basis.

Investment securities, in general, are exposed to various risks, including interest rate, credit, and overall market volatility risks. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term, and such changes could materially affect the amounts reported in the statements of net assets available for benefits.

New Accounting Pronouncements: In September 2006, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") SFAS No. 157, "Fair Value Measurements" ("SFAS 157"). SFAS 157 defines fair value, establishes a framework for measuring fair value under accounting principles generally accepted in the United States, and enhances disclosures about fair value measurements. Fair value is defined as the exchange price at which an asset could be sold or a liability settled in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. SFAS 157 provides guidance on measuring fair value when required under existing accounting standards and establishes a hierarchy that prioritizes the inputs to valuation techniques. The first level of such hierarchy determines fair value at the quoted price (unadjusted) in active markets for identical assets (Level 1). The second level determines fair value using valuation methodology including quoted prices for similar assets and liabilities in active markets and other inputs that are observable for the asset or liability, either directly or indirectly for substantially similar terms (Level 2). The third level for determining fair value utilizes inputs to valuation methodology which are unobservable for the asset or liability (Level 3). Such values inherently involve a greater degree of judgment and uncertainty and therefore ultimately greater price volatility. A financial asset's or liability's classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement. SFAS 157 is effective for fiscal years beginning after November 15, 2007.

                         ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                            December 31, 2008 and 2007


NOTE 2-ACCOUNTING POLICIES-Continued

The Plan adopted SFAS 157 on January 1, 2008. Adoption of this statement did not have a material impact on the Plan's net assets available for benefits or changes in net assets available for benefits.

The Plan did not classify any of its assets as Level 1 instruments.

The  Plan   assets   identified   as  Level  2   instruments   include   certain
common/collective   trusts,   employer  securities  and  registered   investment
companies, as well as participant loans.

The Plan assets identified as Level 3 instruments include stable value funds. Fair value is based on criteria that use assumptions or other data that are not readily observable from objective sources and provided primarily from the sponsors of the underlying funds. As of December 31, 2008, the Plan's stable value funds valued using Level 3 criteria totaled $483,358.

As of December 31, 2008, assets measured at estimated fair value on a recurring basis are summarized below:



                                          Quoted
                                         Prices in
                                          Active              Significant
                                          Markets                Other               Significant
                                       for Identical           Observable            Unobservable
                                          Assets                 Inputs                 Inputs
                                        (Level 1)              (Level 2)               (Level 3)         Total
                                     -----------------    --------------------     ---------------     -----------
Common/collective trusts
  Stable value funds                    $            -       $               -       $     483,358      $   483,358
  Other                                              -                 363,376                   -          363,376
                                     -----------------    --------------------     ---------------     ------------
    Subtotal                                         -                 363,376             483,358          846,734
                                     -----------------    --------------------     ---------------     ------------
Employer securities                                  -                 394,959                   -          394,959
Registered investment
companies                                            -               4,499,866                   -        4,499,866
Participant loans                                    -                 123,689                   -          123,689
                                     -----------------    --------------------     ---------------     ------------
         Total                          $            -       $       5,381,890       $     483,358      $ 5,865,248
                                     =================    ====================     ===============     ============



                          ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 2008 and 2007


NOTE 2-ACCOUNTING POLICIES-Continued

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)

                                                                   Stable Value
                                                                      Funds
                                                                 ---------------

  Balance, January 1, 2008                                              $641,292
  Contributions                                                        1,636,266
  Withdrawals                                                        (1,817,125)
  Net appreciation in fair value                                          22,925
                                                                 ---------------
  Balance, December 31, 2008                                            $483,358
                                                                 ===============

The Plan assets identified as Level 3 instruments are comprised solely of stable value funds. They are not actively traded and valuation techniques used to measure their fair value are primarily based on data provided from the sponsors of the underlying stable value funds.

Net Appreciation (Depreciation): Net realized gains (losses) and unrealized appreciation (depreciation) are recorded in the accompanying statement of changes in net assets available for benefits as net appreciation (depreciation) in fair market value of investments.

Payment of Benefits: Distributions to participants are recorded when payment is made.

                         ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 2008 and 2007

NOTE 3-INVESTMENTS

The estimated fair values of individual investments that represent 5% or more of the Plan's net assets as of December 31, 2008 and 2007 are as follows:




                                                                                         2008                  2007
                                                                                         ----                  ----

Enhanced Stock Market Fund of Wachovia                                                $  362,971          $    777,037
Allianz NFJ Dividend Value Fund                                                          592,549             1,077,835
Columbia Mid Cap Value Fund                                                                    *               644,191
T. Rowe Price Blue Chip Growth Fund                                                      829,251             1,945,464
Baron Growth Fund                                                                        396,996             1,133,812
Fidelity Puritan Fund                                                                    667,103             1,713,806
AIM Dynamics Fund                                                                        322,332             1,198,824
Atlantic American Corporation Common Stock Fund                                          394,959               644,605
Wachovia Diversified Stable Value Fund                                                   483,057                     -
PIMCO Total Return II                                                                    678,399                     -
Evergreen Core Bond Fund                                                                       -             1,512,075
Atlantic American Stable Value Fund                                                            -               641,292

*not greater than 5% at December 31


Net depreciation in fair market value of investments by major investment type for the year ended December 31, 2008 is as follows:


Employer securities - Common stock                            $        (368,105)
Registered investment companies                                      (3,180,535)
Common collective trusts                                               (216,885)
                                                           ---------------------
                                                              $      (3,765,525)
                                                           =====================

                         ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 2008 and 2007

NOTE 4-NONPARTICIPANT-DIRECTED INVESTMENTS

Information about the net assets as of December 31, 2008 and 2007 and the significant components of the change in net assets for the years then ended relating to the Company's common stock (nonparticipant-directed investments) is as follows:


                                                                                         2008                2007
                                                                                         ----                ----
Net Assets:
     Common Stock - Atlantic American Corporation                                $      5,925        $      121,190
                                                                                 ===============     ===============

Changes in Net Assets:
     Contributions - employer / other receipts                                   $       15,982      $      120,608
     Net depreciation in fair value of common stock                                      (9,131)           (106,042)
     Benefits paid to partially vested former
         employees                                                                       (2,267)            (21,645)
     Net activity related to disposed companies                                        (119,849)           (159,775)
                                                                                 ---------------     ---------------
     Total activity                                                              $     (115,265)     $     (166,854)
                                                                                 ===============     ===============

NOTE 5-TAX STATUS

The Plan uses a prototype Plan document sponsored by Wachovia Bank, N.A. ("Wachovia"). Wachovia received an opinion letter from the Internal Revenue Service ("IRS"), dated August 30, 2001, which states that the prototype document satisfies the applicable provisions of the Code. The Plan itself has not received a determination letter from the IRS. However, the Plan's management believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the Code. Therefore, no provision for income tax has been included in the Plan's financial statements.

NOTE 6-PLAN TERMINATION

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of plan termination, participants will become fully vested in their accounts as of the termination date.

                         ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 2008 and 2007


NOTE 7-PARTY-IN-INTEREST TRANSACTIONS

The Plan held 476,863 shares and 409,309 shares of Atlantic American Corporation (the Plan Sponsor) as of December 31, 2008 and 2007 in the Atlantic American Stock Fund. The fund invests in Atlantic American stock and money market funds with a fair value of $394,959 and $644,605, respectively.

Wachovia Retirement Services was the trustee as defined by the Plan and certain investments totaling $846,734, held by the Plan at December 31, 2008, are managed by Wachovia. These transactions qualify as party-in-interest transactions.

NOTE 8-SUBSEQUENT EVENT

Beginning January 1, 2009, all newly-hired employees of the Company and its wholly-owned subsidiaries are automatically enrolled into the Plan at a 4% deferral rate with immediate entry and a 90-day opt out provision.

Effective January 1, 2009, employer matching contributions are no longer made in Company common stock, but all cash; however, Company common stock remains an investment option in the Plan.

On January 1, 2009, the Company adopted safe harbor plan provisions, with employer matching contributions of 100% of a participant's pretax contribution, up to the first 4% of earnings. Safe harbor contributions are fully vested immediately. The Company may also make profit-sharing contributions, at its discretion, which will be allocated among all eligible participants in the Plan whether they make contributions or not.

                            SUPPLEMENTAL SCHEDULE

                         ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN
                                 PLAN NUMBER 001
                                   58-1027114

          SCHEDULE H, LINE 4j-SCHEDULE OF ASSETS (HELD AT END OF YEAR)

                                December 31, 2008

--------------------------------------------------------------------------------







       Identity of Issue, Borrower,             Description of                                                         Current
         Lessor, or Similar Party                 Investment                                             Cost           Value
     -------------------------------   -------------------------------------------                -----------------  ---------------

                                        Cash                                                                           $           3

    Invesco AIM Management Group, Inc.  AIM Dynamics I Fund, 24,681 units                                 (a)                322,332

    Alger Funds                         Alger Small Cap Growth Fund, 5 units                              (a)                     36

    AllianceBernstein Investments, Inc. AllianceBernstein Intl. Value Fund, 10,681 units                  (a)                110,552
                                        AllianceBernstein 2040 Retirement Strategy I Fund, 2,063 units    (a)                 14,624
                                        AllianceBernstein 2035 Retirement Strategy I Fund, 870 units      (a)                  6,054
                                        AllianceBernstein 2030 Retirement Strategy I Fund, 3,535 units    (a)                 24,571
                                        AllianceBernstein 2025 Retirement Strategy I Fund, 6,925 units    (a)                 48,613
                                        AllianceBernstein 2020 Retirement Strategy I Fund, 3,191 units    (a)                 22,433
                                        AllianceBernstein 2015 Retirement Strategy I Fund, 30,462 units   (a)                220,548
                                        AllianceBernstein 2010 Retirement Strategy I Fund, 6,067 units    (a)                 44,351

    Allianz Global Investors            Allianz NFJ Dividend Value Fund, 61,468 units                     (a)                592,549

*   Atlantic American Corporation       Atlantic American Corporation Common Stock Fund, 95,878 units   $858,354             394,959

    Baron Capital, Inc.                 Baron Growth Fund, 12,885 units                                   (a)                396,996

    Columbia Management                 Columbia Small Cap Value II Z Fund, 4,265 units                   (a)                 37,703
                                        Columbia Mid Cap Value Z Fund, 34,154 units                       (a)                288,602

    Dreyfus Mutual Funds                Dreyfus Premier Small Cap Equity I Fund, 15 units                 (a)                    107




                          ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN
                                 PLAN NUMBER 001
                                   58-1027114

    SCHEDULE H, LINE 4j-SCHEDULE OF ASSETS (HELD AT END OF YEAR) - CONTINUED

                                December 31, 2008
--------------------------------------------------------------------------------



    Evergreen Investments            Evergreen International Bond Fund, 12 units                        (a)                      168
                                     Evergreen Select Strategic Growth I Fund, 14 units                 (a)                      138
                                     Evergreen International Equity, 13 units                           (a)                      174

    Fidelity Investments             Fidelity Puritan Fund, 51,080 units                                (a)                  667,103

    Goldman Sachs Group              Goldman Sachs Large Value Fund, 41 units                           (a)                      246

    JP Morgan Chase & Co.            JP Morgan High Yeild, 27 units                                     (a)                      206

    Lazard Limited                   Lazard Emerging Markets I Fund, 4 units                            (a)                       35

    Oppenheimer                      Oppenheimer Global Opportunities Y Fund, 6,027 units               (a)                   94,207

    PIMCO Funds                      PIMCO Real Return I (I) Fund, 23 units                             (a)                      234
                                     PIMCO Total Return I (I) Fund, 61 units                            (a)                      642
                                     PIMCO Total Return II (I) Fund, 66,139 units                       (a)                  678,399
                                     PIMCO High Yield Fund, 14 units                                    (a)                      139

    Putnam Investments               Putnam International Capital Opportunity Y Fund, 3,373 units       (a)                   65,472

    T. Rowe Price                    T. Rowe Price Blue Chip Growth Fund, 36,039 units                  (a)                  829,251
                                     T. Rowe Price Equity Income Fund, 21 units                         (a)                      211
                                     T. Rowe Price Growth Fund, 37 units                                (a)                      207
                                     T. Rowe Price Real Estate Fund, 13 units                           (a)                       69

    Vanguard Group                   Vanguard Small-Cap Index Inv Fund, 868 units                       (a)                   17,702
                                     Vanguard Mid-Cap Index Inv Fund, 1,122 units                       (a)                   13,244
                                     Vanguard Total Bond Market Index I Fund, 180 units                 (a)                    1,948


                          ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN
                                 PLAN NUMBER 001
                                   58-1027114

    SCHEDULE H, LINE 4j-SCHEDULE OF ASSETS (HELD AT END OF YEAR) - CONTINUED

                                December 31, 2008
--------------------------------------------------------------------------------



*   Various Plan Participants        Participant loans with varying maturities and interest rates
                                     ranging from 5% to 9.25%                                           -                    123,689

*,**Wachovia Bank, NA                Enhanced Stock Market Fund of Wachovia A 5,431 units               (a)                  362,971
                                     Wachovia Diversified Stable Value A Fund, 1,428 units                                   483,057
                                     Diversified Bond Group Trust Fund, 42 units                        (a)                      405
                                     Stable Investment Fund, 26 units                                   (a)                      301
                                                                                                                    ----------------
    TOTAL                                                                                                           $      5,865,251
                                                                                                                    ================

* Indicates party in interest
** Common/collective trusts
(a) Participant-directed

